Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER RESULTS - Sales Increased 3% while Orders Increased 13%; Cash Flow Positive $24.5 million
JASPER, IN (May 3, 2016) - Kimball International, Inc. (NASDAQ: KBAL) today announced third quarter fiscal year 2016 net sales of $150.0 million and income from continuing operations of $2.8 million, or $0.07 per diluted share.  Adjusted income from continuing operations for the third quarter of fiscal year 2016 was $4.4 million, or $0.12 per diluted share, which excludes charges related to a previously announced restructuring plan.
Bob Schneider, Chairman and CEO, stated, “Our third quarter sales were up 3% compared to the prior year third quarter, with several of our verticals showing very strong performance. Specifically, healthcare sales grew 60% and sales into the government vertical increased 19%. However, the hospitality vertical had the usual volatility we often see in this project-based industry with sales being down 22%, while orders received during the quarter were up a strong 49%.”
Mr. Schneider continued, “Our fiscal third quarter is typically slower than other quarters, which tends to put pressure on our sales level and operating margin. However, I am pleased that our third quarter pro forma adjusted operating income as a percent of sales was 4.8%, which was our best fiscal third quarter in a decade. The continuous improvement and restructuring activities the last couple years are getting nice traction. The largest of those activities, the exit and transfer of operations from our Post Falls, Idaho facility to several facilities in Indiana, is nearing completion but negatively impacted results this quarter due to inefficiencies occurring during the final move of production between facilities. We continue to expect completion of this significant restructuring effort by June 30, 2016. All metal production activities as of the end of March have been transferred and what remains is Post Falls facility clean-up, continued training of Indiana employees and the eventual sale of the Post Falls facility. I sincerely appreciate the dedication of our employees as we near the end of this important project.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2016	March 31, 2015	Percent Change
Net Sales	$150,038	$145,943	3%
Gross Profit	$45,819	$44,007	4%
Gross Profit %	30.5%	30.2%
Selling and Administrative Expenses	$38,763	$38,508	1%
Selling and Administrative Expenses %	25.8%	26.4%
Restructuring Expense	$2,761	$388
Operating Income	$4,295	$5,111	(16%)
Operating Income %	2.9%	3.5%
Adjusted Operating Income *	$7,056	$5,725	23%
Adjusted Operating Income % *	4.7%	3.9%
Adjusted Pro Forma Operating Income % **	4.8%	4.2%
Income from Continuing Operations	$2,757	$4,882	(44%)
Adjusted Income from Continuing Operations*	$4,445	$5,273	(16%)
Diluted Earnings Per Share from Continuing Operations	$0.07	$0.13
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.12	$0.14	(14%)

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
** In addition to Non-GAAP adjustments, the pro forma figures are also adjusted to improve comparability between periods, including the removal of the gain or loss from revaluation of the Company's SERP (Supplemental Employee Retirement Plan). The SERP revaluation does not impact earnings measures other than Operating Income, as the revaluations are exactly offset in other income/expense.

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Net sales in the third quarter of fiscal year 2016 increased 3% from the prior year third quarter. The increase was primarily driven by the healthcare vertical (up 60%) and the government vertical (up 19%). Our healthcare vertical benefited from strengthening relationships with purchasing organizations and product solutions specific to healthcare settings.  The increase in sales to the government vertical market was primarily driven by several federal government projects.  The hospitality vertical, which is very project-oriented, declined 22% due to shipping more large custom projects last year compared to the current year. Office furniture sales within verticals other than the hospitality vertical increased 13% compared to the prior year third quarter.

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Sales from new office furniture products introduced in the last three years increased 54% compared to the third quarter of last year. New product sales approximated 25% of total office furniture sales in the current year third quarter compared to 18% in the prior year third quarter.

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Orders received during the third quarter of fiscal year 2016 increased 13% over the prior year third quarter. Orders increased significantly in the hospitality vertical (up 49%) and the healthcare vertical (up 43%), as these markets remain strong. Office furniture orders received in the current year third quarter within verticals other than the hospitality vertical increased 6% over the prior year.

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Third quarter gross profit as a percent of net sales increased 0.3 of a percentage point over the prior year third quarter, driven by price increases, an overall shift in sales mix to higher margin business, the benefit of leverage on higher sales, and lower freight costs, partially offset by increased labor and overhead expenses. The increased labor and overhead costs were partially driven by higher employee healthcare expenses during the current year quarter and inefficiencies related to the Company's restructuring plan, involving transferring the final stages of metal fabrication production from the operation located in Post Falls, Idaho, into existing production facilities in Indiana.

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Pre-tax restructuring costs in the third quarter of fiscal year 2016 totaled $2.8 million, primarily consisting of employee transition costs and equipment relocation costs related to the cessation of production at our Post Falls, Idaho facility. Restructuring activities are expected to be completed by June 30, 2016, and thereafter only facility maintenance costs will be incurred until sold.

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The Company's 38.0% effective tax rate for the third quarter of fiscal year 2016 was higher than the prior year third quarter effective tax rate of 10.5%. The prior year third quarter effective tax rate was favorably impacted by $1.5 million ($0.04 per share) of releases of income tax reserves upon the expiration of statutes of limitation and tax accrual adjustments.

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Operating cash flow for the third quarter of fiscal year 2016 was a positive cash flow of $24.5 million compared to a positive cash flow of $10.3 million in the third quarter of the prior year. The increase was primarily driven by increased conversion of working capital balances to cash during the current quarter compared to the prior year quarter.

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The Company's cash and cash equivalents balance was $43.8 million at March 31, 2016, compared to June 30, 2015 cash and cash equivalents of $34.7 million. The increase was driven by strong current year cash flows from operations.

Post-Restructuring Guidance for the Quarter Ending September 30, 2016
All substantial restructuring activities are expected to be complete by June 30, 2016, as indicated previously, and are expected to generate savings of approximately $5 million annually thereafter, with approximately $1.25 million benefit occurring quarterly. There is no change to the Company's earnings projection to reach 8% to 9% operating income as a percent of net sales in the quarter ending September 2016. Specifically, the Company projects the following for the quarter ending September 2016: net sales to range from $170 million to $180 million; operating income to range from $14 million to $16 million; effective tax rate to range from 35% to 38%; and earnings per diluted share to range from $0.23 to $0.27. At this level of earnings, the return on capital of Kimball International would be among the best in the office furniture industry. The Company's guidance assumes that economic conditions do not significantly worsen and negatively affect the industries which it serves.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding spin-off expenses and restructuring charges; (2) income from continuing operations excluding spin-off expenses and restructuring charges; and (3) diluted earnings per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the successful completion of the restructuring plan, our ability to fully realize the expected benefits of the restructuring plan, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2015 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 4, 2016
Time:	11:00 AM Eastern Time
Dial-In #:	855-319-2698 (International Calls - 440-996-5720)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the third quarter ended March 31, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2016		March 31, 2015
Net Sales	$150,038	100.0%	$145,943	100.0%
Cost of Sales	104,219	69.5%	101,936	69.8%
Gross Profit	45,819	30.5%	44,007	30.2%
Selling and Administrative Expenses	38,763	25.8%	38,508	26.4%
Restructuring Expense	2,761	1.8%	388	0.3%
Operating Income	4,295	2.9%	5,111	3.5%
Other Income, net	149	0.1%	345	0.2%
Income from Continuing Operations Before Taxes on Income	4,444	3.0%	5,456	3.7%
Provision for Income Taxes	1,687	1.2%	574	0.4%
Income from Continuing Operations	$2,757	1.8%	$4,882	3.3%
Income from Discontinued Operations, Net of Tax	—	0.0%	—	0.0%
Net Income	$2,757	1.8%	$4,882	3.3%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.07		$0.13
Diluted from Continuing Operations	$0.07		$0.13
Basic	$0.07		$0.13
Diluted	$0.07		$0.13

Average Number of Total Shares Outstanding:
Basic	37,439		38,747
Diluted	37,707		39,115

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2016		March 31, 2015
Net Sales	$470,426	100.0%	$441,807	100.0%
Cost of Sales	320,257	68.1%	304,021	68.8%
Gross Profit	150,169	31.9%	137,786	31.2%
Selling and Administrative Expenses	120,170	25.5%	125,435	28.4%
Restructuring Expense	5,961	1.3%	3,723	0.8%
Operating Income	24,038	5.1%	8,628	2.0%
Other Income (Expense), net	(234)	0.0%	273	0.0%
Income from Continuing Operations Before Taxes on Income	23,804	5.1%	8,901	2.0%
Provision for Income Taxes	8,923	1.9%	2,503	0.6%
Income from Continuing Operations	14,881	3.2%	6,398	1.4%
Income from Discontinued Operations, Net of Tax	—	0.0%	9,157	2.1%
Net Income	$14,881	3.2%	$15,555	3.5%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.40		$0.17
Diluted from Continuing Operations	$0.39		$0.17
Basic	$0.40		$0.40
Diluted	$0.39		$0.40

Average Number of Total Shares Outstanding:
Basic	37,458		38,773
Diluted	37,869		39,102

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$39,781	$12,021
Net Cash Flow used for Investing Activities	(13,699)	(23,147)
Net Cash Flow used for Financing Activities	(16,895)	(74,270)
Effect of Exchange Rate Change on Cash and Cash Equivalents	—	(1,260)
Net Increase (Decrease) in Cash and Cash Equivalents	9,187	(86,656)
Cash and Cash Equivalents at Beginning of Period	34,661	136,624
Cash and Cash Equivalents at End of Period	$43,848	$49,968

Prior year figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2016	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$43,848	$34,661
Receivables, net	41,570	55,710
Inventories	40,717	37,634
Prepaid expenses and other current assets	24,143	23,548
Property and Equipment, net	96,234	97,163
Intangible Assets, net	3,014	2,669
Other Assets	15,679	14,744
Total Assets	$265,205	$266,129

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$29	$27
Accounts payable	35,158	41,170
Customer deposits	19,734	18,618
Dividends payable	2,116	1,921
Accrued expenses	46,681	45,425
Long-term debt, less current maturities	214	241
Other	16,784	17,222
Share Owners' Equity	144,489	141,505
Total Liabilities and Share Owners' Equity	$265,205	$266,129

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2016	2015	2016	2015
Interest Income	$104	$61	$220	$151
Interest Expense	(6)	(6)	(17)	(18)
Foreign Currency Gain (Loss)	28	2	(12)	(40)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	108	353	(170)	519
Other Non-Operating Expense	(85)	(65)	(255)	(339)
Other Income (Expense), net	$149	$345	$(234)	$273

Net Sales by End Market Vertical
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$50.2	$49.8	1%	$154.0	$151.6	2%
Education	7.6	7.9	(4%)	30.6	28.5	7%
Finance	14.0	13.1	7%	48.4	42.0	15%
Government	22.1	18.6	19%	74.4	73.1	2%
Healthcare	23.2	14.5	60%	58.1	43.9	32%
Hospitality	32.9	42.0	(22%)	104.9	102.7	2%
Total Net Sales	$150.0	$145.9	3%	$470.4	$441.8	6%

Orders Received by End Market Vertical
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$48.9	$52.3	(7%)	$161.4	$160.7	—%
Education	10.0	8.2	22%	31.9	26.5	20%
Finance	11.1	13.2	(16%)	47.7	42.2	13%
Government	22.0	18.8	17%	73.1	71.1	3%
Healthcare	21.9	15.3	43%	62.8	45.9	37%
Hospitality	34.5	23.1	49%	105.6	105.5	—%
Total Orders Received	$148.4	$130.9	13%	$482.5	$451.9	7%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2016	2015
Operating Income, as reported	$4,295	$5,111
Add: Pre-tax Spin-off Expenses	—	226
Add: Pre-tax Restructuring Charges	2,761	388
Adjusted Operating Income	$7,056	$5,725

Income from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2016	2015
Income from Continuing Operations, as reported	$2,757	$4,882
Add: After-tax Spin-off Expenses	—	155
Add: After-tax Restructuring Charges	1,688	236
Adjusted Income from Continuing Operations	$4,445	$5,273

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2016	2015
Diluted Earnings Per Share from Continuing Operations, as reported	$0.07	$0.13
Add: Impact of Spin-off Expenses	0.00	0.00
Add: Impact of Restructuring Charges	0.05	0.01
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.12	$0.14